Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Media contacts:
July 21, 2021	Kim Ancin
908.559.3227
kimberly.ancin@verizon.com

Eric Wilkens
908.559.3063
eric.wilkens@verizon.com

Verizon reports increased 5G adoption and record 2Q performance

Award-winning network performance, customer and wireless service revenue growth lead company to revise guidance upward for the year

2Q 2021 highlights
Consolidated:
•$1.40 in earnings per share (EPS); adjusted EPS*, excluding special items, of $1.37.
•Operating revenue of $33.8 billion, a result of strong sequential wireless revenue growth.
•Net income of $5.9 billion and adjusted EBITDA* of $12.2 billion.

Total Wireless:
•Total wireless service revenue of $16.9 billion, a 5.9 percent increase year over year, and a 4.0 percent increase from second-quarter 2019.
•Total retail postpaid churn of 0.94 percent, and retail postpaid phone churn of 0.72 percent.
•528,000 retail postpaid net additions, including 275,000 phone net additions, resulting in 121.3 million total retail connections.

Consumer:
•Total revenue of $23.5 billion, an increase of 11.2 percent year over year, and an increase of 6.7 percent from second-quarter 2019.
•Total retail postpaid churn of 0.83 percent, and retail postpaid phone churn of 0.65 percent, a record-low retail postpaid phone churn outside of second-quarter 2020 and third-quarter 2020, which were heavily impacted by the COVID-19 pandemic.

•350,000 retail postpaid net additions, including 197,000 phone net additions, driving 5G-phone adoption to approximately 20 percent of Consumer wireless phone customers and step-ups to premium unlimited plans.
•92,000 Consumer Fios Internet net additions. The company's trailing 12-month total Fios Internet net addition performance is the highest since 2015.

Business:
•Total revenue of $7.8 billion, an increase of 3.7 percent year over year, and relatively flat from second-quarter 2019.
•Total retail postpaid churn of 1.30 percent, and retail postpaid phone churn of 1.07 percent.
•178,000 retail postpaid net additions, including 78,000 phone net additions.

NEW YORK - Verizon Communications Inc. (NYSE, Nasdaq: VZ) reported second-quarter earnings today highlighted by an increase in 5G phone adoption, customer and sequential wireless service revenue growth, and superior network reliability. Based on its strong results, Verizon revised its revenue and adjusted EPS guidance* upward for the full year.
"We are executing on our multipurpose network strategy and producing positive results in each of our five growth vectors, recording strong second quarter results. With more connections on our network than anyone else, our already excellent network performance improved in the quarter and was recognized by RootMetrics as the best overall network performance for the 16th time in a row. We are also expanding our 5G Ultra Wideband and 5G Home markets," said Verizon Chairman and CEO Hans Vestberg. "We are excited about our momentum leading into the second half of the year. We are on track to close both the Tracfone and Verizon Media transactions, and will continue to bring value and choice to our customers."
For second-quarter 2021, Verizon reported EPS of $1.40, compared with $1.13 in second-quarter 2020. On an adjusted basis*, second-quarter 2021 EPS, excluding special items, was $1.37, compared with adjusted EPS of $1.18 in second-quarter 2020.
Second-quarter 2021 EPS included a net pre-tax gain from special items of $182 million, consisting of a pre-tax gain of approximately $1.3 billion related to a pension remeasurement credit, and a pre-tax loss of $1.1 billion from early debt redemption costs.
In second-quarter 2021, Verizon announced an agreement to sell Verizon Media to Apollo funds, with an expected close date in second-half 2021. After the announcement, certain assets of the Verizon Media business were classified as an "Asset Held for Sale." As a result, Verizon no longer depreciated or

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amortized these assets, which resulted in a partial quarter benefit of 3 cents per share in the second quarter. This benefit will continue until the deal closes.
“Second quarter results were exceptional, both financially and operationally,” said Verizon Chief Financial Officer Matt Ellis. “Our strong first half performance and the momentum in our business gives us the confidence to raise our total wireless service revenue growth guidance to between 3.5 percent and 4 percent, an update from prior guidance for 2021 total wireless service revenue growth of at least 3 percent. We are also raising our adjusted EPS guidance* to the range of $5.25 to $5.35, an update from prior guidance for 2021 adjusted EPS* of $5.00 to $5.15."
Consolidated results
•Total consolidated operating revenues in second-quarter 2021 were $33.8 billion, up 10.9 percent from second-quarter 2020, and an increase of 5.3 percent from second-quarter 2019. This increase was the result of wireless revenue growth, strong Fios and Verizon Media results, and increased wireless equipment revenue.
•First-half 2021 cash flow from operations totaled $20.4 billion, a decrease from $23.6 billion year over year, primarily driven by higher cash taxes and higher working capital requirements due to greater volumes. The cash tax impact was the result of a one-time benefit received in second-quarter 2020, as well as a pandemic-related postponement of payments in second-quarter 2020.
•Capital expenditures in first-half 2021 were $8.7 billion. Capital expenditures continue to support the growth in traffic on the company's 4G LTE network and the continued expansion of the company's 5G Ultra Wideband and 5G Nationwide networks. Capital expenditures related to C-Band were more than $160 million in first-half 2021.
•Verizon's unsecured debt balance increased year over year by $39.4 billion to $141.6 billion at the end of second-quarter 2021, but improved by approximately $6.0 billion sequentially from the end of first-quarter 2021. The company’s net unsecured debt* as of the end of second-quarter 2021 increased by $42.5 billion year over year to $136.8 billion, and its net unsecured debt to adjusted EBITDA ratio* was approximately 2.9 times.
Consumer results
•The company continues to provide new and existing consumers with more value in upgraded offerings; seven entertainment options, including gaming; and more choice through its Mix and Match pricing in both wireless and home broadband plans.
•With Verizon's company-operated retail stores fully opened and consumer behavior closer to pre-pandemic levels, Consumer built momentum throughout the quarter and timed its promotions to take advantage of the economic recovery and increased customer activity. This increased activity and Consumer's differentiated customer proposition drove 5G adoption and step-ups to premium unlimited plans. Consumer ended second-quarter 2021 with approximately 20 percent of wireless phone customers having 5G-capable devices.
•Total Verizon Consumer revenues were $23.5 billion, an increase of 11.2 percent year over year, and an increase of 6.7 percent from second-quarter 2019. This increase was primarily driven by wireless equipment revenues of $4.7 billion, which rebounded above pre-pandemic levels.

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•Consumer wireless service revenues were $13.8 billion in second-quarter 2021, a 5.4 percent increase year over year, and a 2.5 percent increase from second-quarter 2019. This increase was driven by customer growth, continued adoption of wireless unlimited and premium unlimited plans, products, such as billed content, as well as reseller and prepaid. This growth also came despite minimal contributions from international roaming.
•Total wireless retail postpaid churn was 0.83 percent in second-quarter 2021. Wireless retail postpaid phone churn was 0.65 percent, a record-low retail postpaid phone churn outside of second-quarter 2020 and third-quarter 2020, which were heavily impacted by the pandemic.
•In second-quarter 2021, Consumer reported 350,000 wireless retail postpaid net additions. This consisted of 197,000 phone net additions and 234,000 other connected device net additions, offset by 81,000 tablet net losses.
•The quality and reliability of the company's Fios service continued to drive strong demand for broadband as Consumer reported 92,000 Fios Internet net additions in second-quarter 2021. Consumer Fios revenues of $2.9 billion in second-quarter 2021 were the highest since the company's new operating structure was introduced in 2019. The company's trailing 12-month total Fios Internet net addition performance is the highest since 2015. Consumer reported 62,000 Fios Video net losses in second-quarter 2021.
•In second-quarter 2021, Consumer segment operating income was $7.5 billion, an increase of 6.1 percent year over year, and segment operating income margin was 31.9 percent, a decrease from 33.5 percent in second-quarter 2020. Segment EBITDA* totaled $10.4 billion in second-quarter 2021, an increase of 4.9 percent from second-quarter 2020. Segment EBITDA margin* was 44.3 percent in second-quarter 2021, a decrease from 47.0 percent in second-quarter 2020, primarily resulting from higher activations.
Business results
•During second-quarter 2021, as the economy reopened, Business customers took advantage of promotions and an advanced communications, security and video collaboration product portfolio, creating strong momentum in Small and Medium Business and the first quarter of Global Enterprise growth since the onset of the pandemic.
•Total Verizon Business revenues were $7.8 billion, up 3.7 percent year over year, and relatively flat from second-quarter 2019.
•Business wireless service revenues were $3.1 billion in second-quarter 2021, an 8.0 percent increase year over year, and an increase of 11.4 percent from second-quarter 2019. This increase was led by Small and Medium Business and Global Enterprise.
•Total wireless retail postpaid churn was 1.30 percent in second-quarter 2021, and wireless retail postpaid phone churn was 1.07 percent.
•Business reported 178,000 wireless retail postpaid net additions in second-quarter 2021, including 78,000 phone net additions.
•In second-quarter 2021, Business segment operating income was $856 million, a decrease of 9.5 percent year over year, and segment operating income margin was 11.0 percent, a decrease from 12.6 percent in second-quarter 2020. Segment EBITDA* totaled $1.9 billion in second-quarter 2021, a decrease from $2.0 billion in second-quarter 2020. Segment EBITDA margin* was 24.1 percent, a decrease from 26.2 percent in second-quarter 2020, driven by higher wireless equipment volumes and wireline pressure.

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Media results
•Total Verizon Media revenues were $2.1 billion in second-quarter 2021, an increase of approximately 50 percent from second-quarter 2020, and an increase of approximately 13 percent from second-quarter 2019. Media continued its recent trends and delivered strong performance driven by high customer engagement with its brands and demand for its advertising platforms.
Outlook and guidance
Verizon is updating financial guidance for full-year 2021.
•The company now expects total wireless service revenue growth of 3.5 percent to 4 percent, an update from prior guidance for 2021 total wireless service revenue growth of at least 3 percent. Service and other revenue for 2021 is no longer comparable year over year as the company’s planning assumption now includes the closing of the Verizon Media transaction at the end of third-quarter 2021. For this reason, the company is withdrawing its service and other revenue growth guidance at this time.
•The company now expects adjusted EPS* of $5.25 to $5.35, an update from prior guidance for 2021 adjusted EPS* of $5.00 to $5.15.
Additionally, Verizon continues to expect the following results for full-year 2021:
•Adjusted effective income tax rate* in the range of 23 percent to 25 percent.
•Capital spending to be in the range of $17.5 billion to $18.5 billion, including the further expansion of 5G mmWave in new and existing markets, the densification of the 4G LTE wireless network to manage future traffic demands and the continued deployment of the company's fiber infrastructure. Expenditures related to the deployment of the company's C-Band 5G network will be in addition to this amount, and the company previously announced an incremental $10 billion of capital expenditures from 2021 to 2023, of which $2 billion to $3 billion is expected in 2021.

*Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is one of the world’s leading providers of technology, communications, information and entertainment products and services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $128.3 billion in 2020. The company offers data, video and voice services and solutions on its award-winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.

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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “forecasts,” “plans” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly

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release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: cyber attacks impacting our networks or systems and any resulting financial or reputational impact; natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial or reputational impact; the impact of the COVID-19 pandemic on our operations, our employees and the ways in which our customers use our networks and other products and services; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of the COVID-19 pandemic; material adverse changes in labor matters and any resulting financial or operational impact; the effects of competition in the markets in which we operate; failure to take advantage of developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

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Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	% Change	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	% Change

Operating Revenues
Service revenues and other	$28,221	$26,692	5.7	$56,144	$54,173	3.6
Wireless equipment revenues	5,543	3,755	47.6	10,487	7,884	33.0
Total Operating Revenues	33,764	30,447	10.9	66,631	62,057	7.4

Operating Expenses
Cost of services	8,324	7,639	9.0	16,344	15,393	6.2
Cost of wireless equipment	5,931	4,110	44.3	11,433	8,652	32.1
Selling, general and administrative expense	7,324	7,156	2.3	14,725	15,741	(6.5)
Depreciation and amortization expense	4,020	4,181	(3.9)	8,194	8,331	(1.6)
Total Operating Expenses	25,599	23,086	10.9	50,696	48,117	5.4

Operating Income	8,165	7,361	10.9	15,935	13,940	14.3
Equity in earnings (losses) of unconsolidated businesses	1	(13)	*	9	(25)	*
Other income (expense), net	502	(72)	*	903	71	*
Interest expense	(844)	(1,089)	(22.5)	(1,945)	(2,123)	(8.4)
Income Before Provision For Income Taxes	7,824	6,187	26.5	14,902	11,863	25.6
Provision for income taxes	(1,875)	(1,348)	39.1	(3,575)	(2,737)	30.6
Net Income	$5,949	$4,839	22.9	$11,327	$9,126	24.1

Net income attributable to noncontrolling interests	$149	$139	7.2	$282	$270	4.4
Net income attributable to Verizon	5,800	4,700	23.4	11,045	8,856	24.7
Net Income	$5,949	$4,839	22.9	$11,327	$9,126	24.1

Basic Earnings Per Common Share
Net income attributable to Verizon	$1.40	$1.14	22.8	$2.67	$2.14	24.8
Weighted-average shares outstanding (in millions)	4,141	4,139		4,141	4,139

Diluted Earnings Per Common Share (1)
Net income attributable to Verizon	$1.40	$1.13	23.9	$2.67	$2.14	24.8
Weighted-average shares outstanding (in millions)	4,143	4,141		4,143	4,141
Footnotes:

(1)Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.
*Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)
Unaudited	6/30/21	12/31/20	$ Change

Assets
Current assets
Cash and cash equivalents	$4,657	$22,171	$(17,514)
Accounts receivable	22,237	25,169	(2,932)
Less Allowance for credit losses	980	1,252	(272)
Accounts receivable, net	21,257	23,917	(2,660)
Inventories	1,421	1,796	(375)
Prepaid expenses and other	8,291	6,710	1,581
Total current assets	35,626	54,594	(18,968)

Property, plant and equipment	283,654	279,737	3,917
Less Accumulated depreciation	189,452	184,904	4,548
Property, plant and equipment, net	94,202	94,833	(631)
Investments in unconsolidated businesses	560	589	(29)
Wireless licenses	98,034	96,097	1,937
Deposits for wireless licenses	45,910	2,772	43,138
Goodwill	24,915	24,773	142
Other intangible assets, net	7,002	9,413	(2,411)
Operating lease right-of-use assets	28,180	22,531	5,649
Other assets	14,761	10,879	3,882
Total assets	$349,190	$316,481	$32,709

Liabilities and Equity
Current liabilities
Debt maturing within one year	$7,023	$5,889	$1,134
Accounts payable and accrued liabilities	17,328	20,658	(3,330)
Current operating lease liabilities	3,881	3,485	396
Other current liabilities	11,846	9,628	2,218
Total current liabilities	40,078	39,660	418

Long-term debt	144,894	123,173	21,721
Employee benefit obligations	16,713	18,657	(1,944)
Deferred income taxes	37,534	35,711	1,823
Non-current operating lease liabilities	23,360	18,000	5,360
Other liabilities	11,499	12,008	(509)
Total long-term liabilities	234,000	207,549	26,451

Equity
Common stock	429	429	—
Additional paid in capital	13,403	13,404	(1)
Retained earnings	66,310	60,464	5,846
Accumulated other comprehensive loss	(234)	(71)	(163)
Common stock in treasury, at cost	(6,632)	(6,719)	87
Deferred compensation – employee stock ownership plans and other	408	335	73
Noncontrolling interests	1,428	1,430	(2)
Total equity	75,112	69,272	5,840
Total liabilities and equity	$349,190	$316,481	$32,709
Footnotes:

Certain amounts have been reclassified to conform to the current period presentation.

Verizon Communications Inc.

Consolidated - Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)
Unaudited	6/30/21	12/31/20

Total debt	$151,917	$129,062
Net unsecured debt	$136,845	$96,287
Net unsecured debt / Consolidated Adjusted EBITDA(1)	2.9x	2.0x
Common shares outstanding end of period (in millions)	4,140	4,138
Total employees (‘000)	129.3	132.2
Quarterly cash dividends declared per common share	$0.6275	$0.6275
Footnotes:

(1)Consolidated adjusted EBITDA excludes the effects of non-operational items and special items.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)
Unaudited	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	$ Change

Cash Flows from Operating Activities
Net Income	$11,327	$9,126	$2,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,194	8,331	(137)
Employee retirement benefits	(1,819)	(32)	(1,787)
Deferred income taxes	1,978	(120)	2,098
Provision for expected credit losses	409	831	(422)
Equity in losses of unconsolidated businesses, net of dividends received	25	46	(21)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	82	3,297	(3,215)
Other, net	242	2,073	(1,831)
Net cash provided by operating activities	20,438	23,552	(3,114)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(8,716)	(9,850)	1,134
Acquisitions of businesses, net of cash acquired	(458)	(399)	(59)
Acquisitions of wireless licenses	(45,278)	(1,801)	(43,477)
Other, net	51	(74)	125
Net cash used in investing activities	(54,401)	(12,124)	(42,277)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	31,444	9,305	22,139
Proceeds from asset-backed long-term borrowings	2,695	2,844	(149)
Repayments of long-term borrowings and finance lease obligations	(7,559)	(8,533)	974
Repayments of asset-backed long-term borrowings	(2,993)	(4,612)	1,619
Dividends paid	(5,198)	(5,090)	(108)
Other, net	(1,839)	(146)	(1,693)
Net cash provided by (used in) financing activities	16,550	(6,232)	22,782

Increase (decrease) in cash, cash equivalents and restricted cash	(17,413)	5,196	(22,609)
Cash, cash equivalents and restricted cash, beginning of period	23,498	3,917	19,581
Cash, cash equivalents and restricted cash, end of period	$6,085	$9,113	$(3,028)

Verizon Communications Inc.

Consumer - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	% Change	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	% Change

Operating Revenues
Service	$16,709	$15,900	5.1	$33,278	$32,241	3.2
Wireless equipment	4,739	3,209	47.7	8,931	6,586	35.6
Other	2,029	2,004	1.2	4,066	4,051	0.4
Total Operating Revenues	23,477	21,113	11.2	46,275	42,878	7.9

Operating Expenses
Cost of services	4,181	3,885	7.6	8,181	7,815	4.7
Cost of wireless equipment	4,854	3,299	47.1	9,246	6,750	37.0
Selling, general and administrative expense	4,045	4,016	0.7	8,071	8,298	(2.7)
Depreciation and amortization expense	2,900	2,849	1.8	5,761	5,669	1.6
Total Operating Expenses	15,980	14,049	13.7	31,259	28,532	9.6

Operating Income	$7,497	$7,064	6.1	$15,016	$14,346	4.7
Operating Income Margin	31.9%	33.5%		32.4%	33.5%

Segment EBITDA	$10,397	$9,913	4.9	$20,777	$20,015	3.8
Segment EBITDA Margin	44.3%	47.0%		44.9%	46.7%
Footnotes:
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Consumer - Selected Operating Statistics

Unaudited				6/30/21	6/30/20	% Change

Connections (‘000):
Wireless retail postpaid connections				90,514	89,977	0.6
Wireless retail prepaid connections				4,075	3,998	1.9
Total wireless retail connections				94,589	93,975	0.7

Fios video connections				3,710	3,987	(6.9)
Fios internet connections				6,392	5,971	7.1
Fios digital voice residence connections				3,165	3,456	(8.4)
Fios digital connections				13,267	13,414	(1.1)
Broadband connections				6,783	6,468	4.9

Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	% Change	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	% Change

Gross Additions (‘000):
Wireless retail postpaid	2,592	1,927	34.5	4,899	4,147	18.1

Net Additions Detail (‘000) :
Wireless retail postpaid (1)	350	72	*	24	(453)	*
Wireless retail prepaid (1)	18	12	50.0	37	(72)	*
Total wireless retail (1)	368	84	*	61	(525)	*

Wireless retail postpaid phones (1)	197	97	*	(28)	(210)	86.7

Fios video	(62)	(81)	23.5	(144)	(165)	12.7
Fios internet	92	10	*	190	69	*
Fios digital voice residence	(62)	(70)	11.4	(141)	(164)	14.0
Fios digital	(32)	(141)	77.3	(95)	(260)	63.5
Broadband (1)	70	(13)	*	136	18	*

Churn Rate:
Wireless retail postpaid	0.83%	0.69%		0.90%	0.85%
Wireless retail postpaid phones	0.65%	0.51%		0.71%	0.64%
Wireless retail	0.97%	0.86%		1.04%	1.03%

Revenue Statistics (in millions):
Wireless service revenue	$13,794	$13,087	5.4	$27,478	$26,563	3.4
Fios revenues	$2,895	$2,754	5.1	$5,755	$5,553	3.6

Verizon Communications Inc.

Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	% Change	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	% Change

Other Wireless Statistics:
Wireless retail postpaid ARPA (2)	$121.24	$116.02	4.5	$121.05	$117.44	3.1
Wireless retail postpaid upgrade rate	4.9%	3.9%
Wireless retail postpaid accounts (‘000) (3)				33,606	33,695	(0.3)
Wireless retail postpaid connections per account (3)				2.69	2.67	0.7
Total wireless internet postpaid base (3)				16.1%	16.0%
Footnotes:

(1) Connection net additions include certain adjustments.

(2) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.

(3) Statistics presented as of end of period.

Certain intersegment transactions with corporate entities have not been eliminated.

* Not meaningful

Verizon Communications Inc.

Business - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	% Change	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	% Change

Operating Revenues
Small and Medium Business	$2,895	$2,601	11.3	$5,725	$5,405	5.9
Global Enterprise	2,583	2,589	(0.2)	5,142	5,220	(1.5)
Public Sector and Other	1,614	1,523	6.0	3,260	2,997	8.8
Wholesale	670	769	(12.9)	1,416	1,541	(8.1)
Total Operating Revenues	7,762	7,482	3.7	15,543	15,163	2.5

Operating Expenses
Cost of services	2,729	2,641	3.3	5,419	5,230	3.6
Cost of wireless equipment	1,076	812	32.5	2,187	1,902	15.0
Selling, general and administrative expense	2,086	2,069	0.8	4,154	4,103	1.2
Depreciation and amortization expense	1,015	1,014	0.1	2,028	2,028	—
Total Operating Expenses	6,906	6,536	5.7	13,788	13,263	4.0

Operating Income	$856	$946	(9.5)	$1,755	$1,900	(7.6)
Operating Income Margin	11.0%	12.6%		11.3%	12.5%

Segment EBITDA	$1,871	$1,960	(4.5)	$3,783	$3,928	(3.7)
Segment EBITDA Margin	24.1%	26.2%		24.3%	25.9%
Footnotes:
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Business - Selected Operating Statistics

Unaudited				6/30/21	6/30/20	% Change

Connections (‘000):
Wireless retail postpaid connections				26,740	25,897	3.3

Fios video connections				72	75	(4.0)
Fios internet connections				346	327	5.8
Fios digital connections				418	402	4.0
Broadband connections				480	491	(2.2)

Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	% Change	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	% Change

Gross Additions (‘000):
Wireless retail postpaid	1,220	1,148	6.3	2,361	2,612	(9.6)

Net Additions Detail (‘000):
Wireless retail postpaid (1)	178	280	(36.4)	334	755	(55.8)
Wireless retail postpaid phones (1)	78	76	2.6	125	315	(60.3)

Fios video	(1)	(2)	50.0	(1)	(2)	50.0
Fios internet	7	(3)	*	11	1	*
Fios digital	6	(5)	*	10	(1)	*
Broadband (1)	—	(10)	100.0	(2)	(15)	86.7

Churn Rate:
Wireless retail postpaid	1.30%	1.12%		1.27%	1.21%
Wireless retail postpaid phones	1.07%	0.90%		1.04%	0.96%

Revenue Statistics (in millions):
Wireless service revenue	$3,090	$2,861	8.0	$6,150	$5,742	7.1
Fios revenues	$281	$260	8.1	$557	$522	6.7

Other Operating Statistics:
Wireless retail postpaid upgrade rate	3.4%	2.7%
Total wireless internet postpaid base (2)				34.8%	33.9%
Footnotes:
(1) Connection net additions include certain adjustments.
(2) Statistics presented as of end of period.
Certain intersegment transactions with corporate entities have not been eliminated.
*Not meaningful

Verizon Communications Inc.

Supplemental Information - Total Wireless Operating and Financial Statistics

The following supplemental schedule contains certain financial and operating metrics which reflect an aggregation of our Consumer and Business segments’ wireless results.

Unaudited				6/30/21	6/30/20	% Change

Connections (‘000)
Retail postpaid				117,254	115,874	1.2
Retail prepaid				4,075	3,998	1.9
Total retail				121,329	119,872	1.2

Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	% Change	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20	% Change

Net Additions Detail (‘000) (1)
Retail postpaid phone	275	173	59.0	97	105	(7.6)
Retail postpaid	528	352	50.0	358	302	18.5
Retail prepaid	18	12	50.0	37	(72)	*
Total retail	546	364	50.0	395	230	71.7

Account Statistics
Retail postpaid accounts (‘000) (2)				35,223	35,242	(0.1)
Retail postpaid connections per account (2)				3.33	3.29	1.2
Retail postpaid ARPA (3)	$142.23	$135.97	4.6	$141.98	$137.39	3.3

Churn Detail
Retail postpaid phone	0.72%	0.58%		0.77%	0.70%
Retail postpaid	0.94%	0.78%		0.98%	0.93%
Retail	1.04%	0.92%		1.09%	1.07%

Retail Postpaid Connection Statistics
Total internet postpaid base (2)				20.4%	20.0%
Upgrade rate	4.6%	3.7%

Revenue Statistics (in millions) (4)
Wireless service	$16,884	$15,948	5.9	$33,628	$32,305	4.1
Wireless equipment	5,543	3,755	47.6	10,487	7,884	33.0
Wireless other	2,043	2,039	0.2	4,086	4,118	(0.8)
Total Wireless	$24,470	$21,742	12.5	$48,201	$44,307	8.8
Footnotes:

(1) Connection net additions include certain adjustments.
(2) Statistics presented as of end of period.
(3) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(4) Intersegment transactions between Consumer or Business segment with corporate entities have not been eliminated.

Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 3/31/21	3 Mos. Ended 12/31/20	3 Mos. Ended 9/30/20	3 Mos. Ended 6/30/20	3 Mos. Ended 3/31/20

Consolidated Net Income	$5,949	$5,378	$4,718	$4,504	$4,839	$4,287
Add/(subtract):
Provision for income taxes	1,875	1,700	1,535	1,347	1,348	1,389
Interest expense (1)	844	1,101	1,080	1,044	1,089	1,034
Depreciation and amortization expense	4,020	4,174	4,197	4,192	4,181	4,150
Consolidated EBITDA	$12,688	$12,353	$11,530	$11,087	$11,457	$10,860

Add/(subtract):
Other (income) expense, net (2)	$(502)	$(401)	$(164)	$774	$72	$(143)
Equity in losses (earnings) of unconsolidated businesses	(1)	(8)	11	9	13	12
Severance charges	—	—	221	—	—	—
Loss on spectrum licenses	—	223	—	—	—	1,195
Net loss from disposition of business	—	—	126	—	—	—
	(503)	(186)	194	783	85	1,064
Consolidated Adjusted EBITDA	$12,185	$12,167	$11,724	$11,870	$11,542	$11,924
(1)    Includes Early debt redemption costs, where applicable.
(2)    Includes Pension and benefits mark-to-market adjustments and Early debt redemption costs, where applicable.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	6/30/21	12/31/20	6/30/20

Debt maturing within one year	$7,023	$5,889	$6,651
Long-term debt	144,894	123,173	106,190
Total Debt	151,917	129,062	112,841
Less Secured debt	10,315	10,604	10,607
Unsecured Debt	141,602	118,458	102,234
Less Cash and cash equivalents (1)	4,757	22,171	7,882
Net Unsecured Debt	$136,845	$96,287	$94,352
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.9x	2.0x
Net Unsecured Debt year over year change	$42,493
(1)    Includes Cash and cash equivalents held for sale, where applicable.

Verizon Communications Inc.

Adjusted Earnings per Common Share (Adjusted EPS)(1)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 6/30/21				3 Mos. Ended 6/30/20
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.40				$1.13
Net pension remeasurement charge (credit)	$(1,314)	$334	$(980)	(0.24)	$153	$(38)	$115	0.03
Net early debt redemption costs	1,132	(288)	844	0.20	102	(26)	76	0.02
	$(182)	$46	$(136)	$(0.03)	$255	$(64)	$191	$0.05
Adjusted EPS				$1.37				$1.18

(1)Adjusted EPS may not add due to rounding.

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	6 Mos. Ended 6/30/21	6 Mos. Ended 6/30/20

Operating Income	$7,497	$7,064	$15,016	$14,346
Add Depreciation and amortization expense	2,900	2,849	5,761	5,669
Segment EBITDA	$10,397	$9,913	$20,777	$20,015
Year over year change	4.9%		3.8%

Total operating revenues	$23,477	$21,113	$46,275	$42,878
Operating Income Margin	31.9%	33.5%	32.4%	33.5%
Segment EBITDA Margin	44.3%	47.0%	44.9%	46.7%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 6/30/21	3 Mos. Ended 6/30/20	6 Mos. Ended 6/30/2021	6 Mos. Ended 6/30/2020

Operating Income	$856	$946	$1,755	$1,900
Add Depreciation and amortization expense	1,015	1,014	2,028	2,028
Segment EBITDA	$1,871	$1,960	$3,783	$3,928
Year over year change	(4.5)%		(3.7)%

Total operating revenues	$7,762	$7,482	$15,543	$15,163
Operating Income Margin	11.0%	12.6%	11.3%	12.5%
Segment EBITDA Margin	24.1%	26.2%	24.3%	25.9%